Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-xxxxx) and related Prospectus of GHL Acquisition Corp. (the “Company”) for the registration of $200,000,000 of its common stock, preferred stock, and debt securities, and to the incorporation by reference therein of our report dated February 24, 2009, with respect to the financial statements of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
June 1, 2009